Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Team, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-74382, No. 33-88684, No. 333-119341, No. 333-119344, No. 333-119346, No. 333-30003, No. 333-72329, No. 333-74060, No. 333-72331, No. 333-74070, No. 333-74062, No. 333-29997 and No. 333-74068) on Form S-8 of Team, Inc. of our report dated August 14, 2006, with respect to the consolidated balance sheets of Team, Inc. and Subsidiaries as of May 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended May 31, 2006, which report appears in the May 31, 2006 annual report on Form 10-K of Team, Inc.

/S/    KPMG LLP